MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the Independent Bank Corp. Second Quarter Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the call over to Chris Oddleifson. Please go ahead.

Christopher Oddleifson, President and Chief Executive Officer

Good morning and thank you Camiel and thank you, everyone for joining us today. As always, I’m accompanied by Denis Sheahan, our Chief Financial Officer, who will provide some color on our financial performance following my brief comments. And I’ll begin with the customary cautionary statement. This call may contain forward-looking statements with respect to the financial conditions, results of operations and business of Independent Bank Corp.
Actual results may be different. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise.

Okay. Well, we released our second quarter results after the market close yesterday and we continue to make healthy progress on many fronts in our core business activities. Net income in the second quarter totaled $8 million, which translates to earnings per share of $0.38. Earnings were held back by higher charge-offs in the quarter. This is by no means indicative of any material weakening in our credit portfolio, but more a matter of timing and our proactive stance.

As you know, charge-offs can be lumpy throughout the year. The big news is that non-performing loans declined by a striking 43% in Q2 and delinquencies dropped nicely as well. Denis will take you through the details, but I would like to emphasize that the 40 plus percent reduction in nonperformance is not a mere happenstance or luck, it really is a direct reflection on the hands-on approach of our seasoned workout group to identify and address problem loan issues early.

We subscribe to the first loss is often the best loss line of thinking when it comes to pushing for exits or resolution of troubled credits. As Denis will describe later, we have not altered our outlook for charge-offs and related provisioning for the full-year. The trends in our fundamentals remain very encouraging especially in the light of the tough operating environment.

On the loan front, we continue to generate robust volumes in various priority portfolios. C&I growth was exceptional in Q2 as outstandings rose by an unannualized 10%. Our in-depth knowledge of local markets and calling efforts by our skilled relationship bankers are really bearing fruit. We recently added several highquality corporate clients, opportunities that really germinated during the turmoil on the marketplace.

These were big wins for us against our larger competitors. Home equity continues to be a steady grower for us as customers responded well to our product offerings and our marketing campaigns. On the commercial real estate front, our loan pipeline is strong, but outstandings were flat in Q2 as originations are being offset by ongoing payoffs, by borrowers selling properties and by some premium exposure on our part in addition to resurgence of some competition recently.

Core deposits, another bright spot for us, were up nearly 10% in Q2 led by strong growth in both muni deposits, an area of increased emphasis for us and commercial deposits. Core deposits now stand at 78% of total deposits and provides a source of ample liquidity.

Turning to the macroenvironment, the economic picture still seems to be fairly muddled. There is a lot of mixed signals, but any hope of a speedy V-shaped recovery is certainly waning.
A slowing of federal stimulus fund is putting even more pressure on state and local budgets and the expiration of tax credits is putting a cramp in the housing recovery, although the historic low rates are fueling good residential originations. Locally, our regions continue to fare a little better than the national picture.

Massachusetts unemployment dropped to 9% in May. Private sector jobs grew for the sixth consecutive month, although at a slow rate, but business activity in general is still pretty sluggish and a general feeling of unease persists. The other major imponderable, of course, revolves around the to be written financial reform regulation, a process that will unfold over the next quarters and years.

While the specifics are somewhat uncertain, we do know there will be a lot more regulation coming down the road and with it, higher compliance expense. The legislative language on the use of derivatives and trust preferreds appears to be workable for us, something that was not initially thought, but it looks okay right now. But the formation of the Consumer Financial Protection Agency or actually, I believe it’s now called the Bureau of Consumer Financial Protection is a big wild card. Interestingly, the required option rules for overdraft charges looks like an opportunity for us as we in the past did not allow any overdrafts at point-of-sale or the ATM.

While it’s hard to ignore the external challenges, we certainly haven’t let it distract us from pursuing intelligent growth and maintaining an active presence in the marketplace. We’ve really been focusing on opportunities rather than a whole school of problems. In keeping with that, we’ve got a number of exciting business initiatives underway. Within our high priority investment management business, we recently launched Bright Rock Capital Management as a wholly-owned sub dedicated to institutional investment management.

Along with that, in Q2, we introduced our first two mutual funds, one mid-cap growth and one large-cap core; as many of you know, you know probably better than I that the mid-cap growth asset class is a capacity-constrained class and the fact that we have a good 10-year performance record, institutional consultants are showing a good interest.

We are adding proven commercial bankers in selected markets; we are aggressively building our muni business; we’ve already won some nice mandate as demonstrated in our deposit growth this quarter. And the SBA recently named Rockland Trust its National 2010 Small 1st First Mortgage Lender of the Year. Over the past three years, we’ve made more SBA 504 Loans than every bank in Massachusetts.

So in short, we’ve been busy focusing on opportunities. Looking ahead, we will continue to do just that, seeking new business from new and existing customers, promoting our brands, keeping strong capital and reserves level for the current environment, being opportunistic. And on this latter point, we always get asked about the M&A scenario. We continue to selectively look and usually do get to see if the table has various opportunities that pop up.

While recent pricing has gotten a little rich for our tastes, and we simply are not prepared to stray from our disciplined approach, and we can be content to continue grow with what we already have. Thank you. That concludes my comments. Now, I’ll turn it over to Denis.

Denis K. Sheahan, Chief Financial Officer
Thank you, Chris, and good morning. Independent Bank Corp. reported net income of $8 million and diluted earnings per share of $0.38 in the second quarter of 2010, as compared to net income of $9.2 million and diluted earnings per share of $0.44 in the first quarter of this year.

There were a couple of small non-operating items in the second quarter as detailed in the table in the earnings release. This second quarter presented good results from aggressive loan workout activity and positive developments in C&I lending and core deposit growth. Asset quality trends improved significantly, while net charge-offs increased in the second quarter to $6.9 million or 81 basis points of loans annualized, year-to-date charge-offs of $8.6 million or 51 basis points annualized are in line with our expectations of 15 to $19 million for the full-year as discussed in January.

This was accompanied by a strong reduction in non-performing asset levels from $49 million or 1.07% of total assets at the end of the first quarter to $32 million or 68 basis points at the end of Q2. We’ve added a non-performing loan roll forward table to the Asset Quality section of the earnings release for your information.

In addition, delinquency trends were favorable with total loan delinquency falling to 1.32% of loans and early-stage delinquency of 30 to 89 days was stable at 79 basis points of loans. In terms of an outlook on asset quality, we feel very good about the second half of the year.

While NPAs will likely increase in the very low level at the end of the second quarter, we believe the worst is behind us for 2010. We believe loan charge-offs will likely be lower than the Q2 level for the rest of the year and be within the $15 to $19 million range I just mentioned.

Likewise, the loan loss provision will also be consistent within the $18 to $22 million range established in January. Overall, loan growth was modest with solid growth in commercial and industrial as Chris mentioned, up 10% in the quarter; home equity up 3%, but this was mitigated by slow commercial real estate growth caused by increased competition and reductions in the portfolio through loan workout activity.

We expect total loan growth to remain modest as it is now challenging to generate strong growth given the renewed competition and our lack of desire to portfolio 30-year fixed rate residential real estate loans. Commercial lending has been vibrant, but total loan growth is 1% year to date, a trend likely to continue for the rest of the year. Deposit growth in the quarter was strong led by commercial banking and the municipal banking segments.

Commercial and small business DDA growth was a standout at almost 10% in the quarter as a consequence of the strong C&I lending and focused effort in our cash management and small business deposit generation activities. Growth in both commercial and municipal categories was very good and has led to a large short-term cash position that averaged a $190 million and grew to $268 million by the end of the quarter.

While we recognize this is not the optimal time to carry a lot of cash given the unattractive reinvestment alternatives, we are compelled to take advantage of the opportunity to expand our customer base and gather fuel for growth. We will work diligently to reduce its position through decreases in wholesale funding and near-term investment purchases until we can more effectively invest the funds over the medium term in loan growth. The impact of the larger cash position certainly constrained the net interest margin, which reduced from 4.08% to 3.96% on a linked-quarter basis.

The impact of the higher cash position was a 14 basis point reduction to the second quarter margin. The net interest margin may decline further in the third quarter and then begin marching back up towards 4% as we appropriately invest the funding. Non-interest income, excluding securities gains, grew by 3% in the second quarter driven by wealth management and service charge revenue offset by lower mortgage banking revenue.
Wealth management revenue benefited from seasonal tax preparation fees and estate fees. Service charge revenue grew due to the higher deposit level and seasonality. As you are aware, we are in the process of implementing the changes brought about by the new Reg E requirements.

Independent Bank Corp. historically did not allow customers to overdraw at point of sale or ATM, which industry data shows accounted for some 50% of overdraft revenue at banks, which allow that activity. While we may experience a reduction in revenue due to the opt-in requirement of Reg E, we anticipate much of that will be offset by the opportunity for customers to take advantage of the new service at point of sale and ATMs. Our plan is to roll out the new service late third quarter and into the fourth quarter.

Non-interest expense was elevated in the second quarter, largely in the other expense category, due to timing in advertising and shareholder relations, a fair value adjustment on the derivatives in addition to high loan workout costs.

We expect non-interest expense to trend down for the rest of the year to the $33.5 to $34 million range per quarter. Our tangible common equity ratio decreased to 6.49% at the end of the second quarter due to the larger balance sheet, heavily coming from low risk weighted assets, namely the large cash position.

In addition, tangible book value improved in the quarter to $14.14. I will now provide some outlook in terms of earnings guidance. We provided an estimate performance in January for diluted earnings per share in the range of a $1.75 to $1.85 excluding any securities impairment, which has been negligible thus far in 2010. We remain comfortable with this range.

Before I turn the call back over to Chris, I wanted to highlight for you an important topic you should be interested in and that is the pending adoption of fair value accounts. The FASB has made it clear that investors want fair value accounting and had issued a proposal for comments by the end of September.

I urge you to get involved and comment on this proposal whether you are in favor or against it. There were very material changes to both the presentation and calculation of our financial statements on the very near horizon brought about by the proposed standard. In an industry were stability is paramount, volatility is rapidly approaching and the cost timeliness and complexity of financial statements is skyrocketing.

Many of our long-term owners have told me they are not in favor of the change. If so, you must get involved and send your thoughts as an investor to the FASB. That concludes my comments. Chris?

Christopher Oddleifson, President and Chief Executive Officer

Thank you, Denis. Camiel, we are ready for questions.

QUESTION AND ANSWER SECTION
Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions]
Our first question will come from Mark Fitzgibbon from Sandler O’Neill. Please go ahead.

<Q – Mark Fitzgibbon>: Hey guys, good morning.

<A – Christopher Oddleifson>: Good morning, Mark.

<Q – Mark Fitzgibbon>: First, you referenced in your comments you were seeing very strong competition on the lending side. I’m curious who is driving that, is it the larger banks in your market?

<A – Christopher Oddleifson>: No. It’s primarily the smaller banks, Mark. I mean, everybody is finding a lot of cash on their balance sheets and they are looking for ways to deploy it.

<Q – Mark Fitzgibbon>: So, it’s the small community banks, you are saying?

<A – Christopher Oddleifson>: Right.

<Q – Mark Fitzgibbon>: Okay. And then, secondly for – do you Denis, should we assume the effective tax rate for the remainder of this year is somewhere in that sort of 24% to 25% range?

<A – Denis Sheahan>: Actually more at 23%, Mark.

<Q – Mark Fitzgibbon>: 23, okay. And then last question I have for you. I was curious whether you guys looked at the Wainwright and LSB transactions and was also curious whether capital was a constraint for you all in looking at those transactions?

<A – Christopher Oddleifson>: Yes, of course we can’t comment, Mark, whether we are at the table or not, but we can say that we do look at those transactions and evaluate them with respect to our ability and our comment would be that both of those franchises got extraordinarily full prices for their franchises.

<Q – Mark Fitzgibbon>: Okay. Let me ask the question in a different way. Your balance sheet is growing at a rapid clip and you’ve expressed the desire to continue to be acquisitive. Does it make sense to have a higher capital or a larger capital cushion than you currently have?

<A – Christopher Oddleifson>: Yes, I mean, we’ve outlined four reasons we’d raise capital. One is larger growth, two is deteriorating credit quality, three is the regulators tell us to, and four is an acquisition potential. So, if an acquisition would be presented that was attractive and they would come to terms and a cash component was required, a capital raise would probably be appropriate. And Mark, said another way, those transactions were both cash transactions. Clearly, at our capital level, we could not do anything like 100% cash transaction without raising capital.

<Q – Mark Fitzgibbon>: All right. Thank you.

<A – Denis Sheahan>: Thank you, Mark.

Operator: Our next question will come from Damon DelMonte from KBW. Please go ahead.

<A – Christopher Oddleifson>: Good morning, Damon.

<A – Denis Sheahan>: Good morning.

<Q – Damon DelMonte>: Denis, could you just repeat what you said about the margin outlook in light of the excess liquidity that you have? Did you say the – sorry about that, did you say that the margin would trend down and then in the fourth quarter start to begin to go back up towards the 4%?

<A – Denis Sheahan>: That’s right. It certainly will come down modestly off of the 3.96 into the low 3.90s, possibly touch high 3.80s. So by the fourth quarter, we will be well under the 3.90s again and hopefully next year, we will get back towards the 4%. Yes, it is going to take us a while to get this cash appropriately deployed.

<Q – Damon DelMonte>: Okay, great. And then with respect to the deposit growth, how much of that was in municipal?

<A – Denis Sheahan>: Deposits for the quarter grew a little over $200 million, municipal was $100 million and commercial was about $80 million and the rest was in retail.

<Q – Damon DelMonte>: Okay. And then with respect to the C&I growth, I believe that was 10% just on a linked-quarter basis, could you give us some color as to the types of loans you were booking, I guess maybe by size or by type and even location?

<A – Denis Sheahan>: Location, they’re all within footprint, they are all in Massachusetts. You want to comment on the types?

<A – Christopher Oddleifson>: Yes. The two big ones that come to mind are, a brand name food and restaurant sort of franchise, because I don’t want to describe too much, very, very well established high, high quality credit. The other is, again sort of well-known range of convenience stores in that area, again very, very attractive credit, very high grade.

<Q – Damon DelMonte>: And what’s the average size of these loans?

<A – Christopher Oddleifson>: Those would be in the 10 million plus range.

<Q – Damon DelMonte>: Okay, great. I think that’s all that I have for now. Thank you very much, guys.

<A – Christopher Oddleifson>: Thank you. Sure.

Operator: Our next question will come from Laurie Hunsicker from Stifel Nicolaus. Please go ahead.

<Q – Laurie Hunsicker>: Yes, hi. Good morning.

<A – Christopher Oddleifson>: Good morning.

<Q – Laurie Hunsicker>: I love the detail by the way on that commercial migration; can you just give us a little color as to the $11 million in non-performers that were paid off and the $2 million that were restored to accrual status? I’m assuming that those were commercial real estate, but if you have any additional color on those.

<A – Christopher Oddleifson>: Yes, I mean a lot of this is, as you might imagine, real estate related. So, for example, a high end real estate developer down on the Cape, that accounted for about $3 million of resolution. We had a couple of pieces of industrial property that was about $2 million of resolution. One high-end home, about $1.5 million, and then an office complex about a million, then we had a real estate development that actually rolled off, that was a $1.5 million. That sort of gives you a flavor of it. Denis, you have anything?
<A – Denis Sheahan>: No, I think you’ve covered, of the $11 million I think

<A – Christopher Oddleifson>: Covered a lot of it.

<Q – Laurie Hunsicker>: Okay, so the biggest drop obviously this quarter came from your commercial real estate non-accruals that were down sharply. If you were to sort of ballpark where you are seeing resolution versus from where you originated to where it’s charge-off, written down, whatever comes off, what would you estimate? I know your LTV at origination generally is running 60 to 65.

<A – Christopher Oddleifson>: Right.

<Q – Laurie Hunsicker>: LTV and so I’m just curious where are you – if you were to ballpark at cents on the dollar, is it $0.80 on the dollar you are generally ending up with?

<A – Christopher Oddleifson>: Yes, a lot of...

<Q – Laurie Hunsicker>: Or closer to $0.60, you know what I’m saying?

<A – Christopher Oddleifson>: Yes, a lot of those I just talked about sort of were 100% on the dollar, plus expenses, plus accrued interest. So, we’ve done very well. The charge-offs of course are where we don’t do so well.

<Q – Laurie Hunsicker>: Right. If you blended all that together, what would just sort of ballpark estimate be?

<A – Christopher Oddleifson>: What do you think, Denis?

<A – Denis Sheahan>: Well, where we had our charge-offs was construction or construction related. Of the $5 million roughly, $5.3 million in total commercial charge-offs in the quarter. The top three represented over $3 million, two of which were development, one was construction related, a crane that we took a substantial charge-off on. That charge-off was certainly 50% range on the crane.

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: The development loans would also be higher than the traditional permanent mortgage. We took substantial levels of charge-off on those two to just to move them along, as Chris said, we believe to get these non-performers moved out of the appropriate activities. So, no substantial percentage charge-offs associated with those as well.

<A – Christopher Oddleifson>: Yes, it is tough to give an average, because these things are really lumpy. I mean, how often do you come across a crane? Well, we had one crane in the portfolio, a big crane and it went bad and we took it back. We have this one development that there are a variety of circumstances, which I won’t go into, it was having some trouble. It would be very difficult to recover for a whole variety of issues and a confluence of stuff that came crashing in on this thing so we took another big hit. And to apply that on average across our non-performing loans, I think would be a little misleading.

<Q – Laurie Hunsicker>: Okay, fair enough. Okay. And then just one last question on the numbers. The TDRs that you have that are commercial real estate related that are not included in non-performers, do you happen to have that number?

<A – Denis Sheahan>: Yes.

<Q – Laurie Hunsicker>: Maybe while you are looking at that, Chris, just one last question for you going back to something that Mark Fitzgibbon asked, would you raise capital proactively in search of a deal or would you wait for deal? I mean, you all just got increased shareholder authorization to go higher, so how do you – how do you see that?

<A – Christopher Oddleifson>: I see, well that’s a question we debate and discuss round year all the time and we don’t really have a firm point of view on that right now.

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: Regarding the TDRs, I don’t think I have mentioned this yet. TDRs on March 31 was $20 million, at the end of June, they were $22 million. A vast majority of these TDRs are accruing by the way, almost all of it is accruing at this point. The commercial real estate component of that is 8.2 million, C&I is 2.4, the rest is any other fee, consumer or small business categories.

<Q – Laurie Hunsicker>: Okay, great. And then just along the same line, so TDRs were actually included in non-performers in March if the 19 were about 2, 2.3, is that still roughly the same?

<A – Denis Sheahan>: No, it’s small, it is only $200,000.

<Q – Laurie Hunsicker>: It’s $200,000, okay, perfect.

<A – Denis Sheahan>: Yes.

<Q – Laurie Hunsicker>: Great, thank you all very much.

<A – Denis Sheahan>: Sure.

<A – Christopher Oddleifson>: Thank you.

Operator: [Operator Instructions] Our next question will come from Matthew Kelley from Sterne, Agee. Please go ahead.

<Q – Matthew Kelley>: Hi, guys.

<A – Christopher Oddleifson>: Hi.

<A – Denis Sheahan>: Good morning.

<Q – Matthew Kelley>: I was wondering if you might be able to just give us a sense of how much yield compression in commercial real estate you are seeing just over the last couple of months as that’s become more competitive? And what yields are in that category relative to your 577 total portfolio yield?

<A – Denis Sheahan>: Matt, if you went back to last year, you certainly were getting close to 300 basis points spread over an index say the swap curve or LIBOR. That has narrowed and we are seeing it narrowing today in some cases, as Chris mentioned, competition at the smaller end is down into the mid to lower 2s.

<Q – Matthew Kelley>: Okay. And what type of index should we be using to think about an all-in yield, just so I’m clear?

<A – Denis Sheahan>: Well, it depends on whether it’s a swap instrument, which we’ve been doing a lot of to make sure that we are managing our interest rate risk appropriately. Anything of size in this commercial real estate portfolio, we are trying to swap to variable, so that would be off the swap curve.

<Q – Matthew Kelley>: Okay.

<A – Denis Sheahan>: Whatever point in the swap curve.

<Q – Matthew Kelley>: Got it.

<A – Denis Sheahan>: And the smaller credit to be off home loan bank which home loan bank and LIBOR are very similar, so that the spread would be off that index.

<Q – Matthew Kelley>: Okay. So 100 basis points over that timeframe. And any change in your view on the auto business, I know it’s been coming down quarter after quarter and you’ve made a bit of a decision to clearly bring that down in terms of the overall size of the contribution to the portfolio, but what’s happening there in just pricing, profitability dynamics in that business, any change?

<A – Christopher Oddleifson>: We announced nearly a year ago that we exited the business.

<Q – Matthew Kelley>: Right.

<A – Christopher Oddleifson>: So what you are seeing is run-off of a legacy portfolio and we don’t have any interest re-entering that business. It’s not a relationship business, it’s price, price, price.

<Q – Matthew Kelley>: Right.

<A – Christopher Oddleifson>: We don’t see that we have a competitive advantage there.

<Q – Matthew Kelley>: Right. Okay. And then just last question. Your closing comments just on fair value accounting, I’d love to get your thoughts on what you think are the biggest points of concern as your data is presented to investors and analysts on calls like this, if it goes through as currently outlined, is that just that you are not marking both deposits, as well as assets or what other misrepresentations or concerns do you have?

<A – Christopher Oddleifson>: Well, we could, Matt, I could go on for hours, but I will just pick a couple of things. From your perspective as an analyst, comparability across firms is going to be more difficult in our opinion. My fair value is probably very different from someone else’s fair value. The volatility and metrics that you typically use for comparability between organizations like the net interest margin, ROA, etcetera could see a lot of volatility with the new rules. When you book a loan today, you essentially put it on at par. Under the new rules, you would not put it on at par. You would have to put it on including a credit mark and then calculate your yield based upon that reduced amount. I mean, so it is going to be a very different environment. The face of the financial statement is scheduled to change. So there is going to be a big learning for everybody in how to deal with the new accounting.

<Q – Matthew Kelley>: Okay, got it. More to come. All right. Thank you.

<A – Christopher Oddleifson>: Sure.

Operator: Our next question will come from Bernard Horn from Polaris Capital. Please go ahead.

<Q – Bernard Horn>: Hi, good morning.

<A – Christopher Oddleifson>: Good morning.

<Q – Bernard Horn>: Just two questions. One is relating to, just if you could give us some idea on the status of your commercial real estate portfolio, I guess there are a lots of rents that are being reset as leases mature and generally speaking, being reset at lower rates and I am sure that you addressed this in your loan loss provisioning, but maybe you could give us a sense for how much exposure you have and your customers have for the downward trend in rents and what effect that might have on your real estate portfolio? That’s my first question.

<A – Christopher Oddleifson>: Yes. first of all, our market rents are not Boston area market rents. That’s very modest to begin with. And we do track that every quarter and take a look where they are and the market rents have-I’m looking at it right now, the average asking or sort of Metro South has declined, but it’s declined from a peak of 21 square foot in the second quarter of ‘08 down to about 18 right now. That’s in the Metro South. When you take a look at the Metro West, actually what I just quoted was for office. For Metro South industrial, the rents are heading up and Metro West office rents are certainly down, but industrial has been pretty constant.

So what we don’t see is the huge volatility that you would see in a major metropolitan area, but more relevant to your question is what we have, before I get to the punch line here, let me just describe to you that our commercial real estate portfolio is fairly well diversified across apartments, multi-families, commercial retail office, industrial warehouse, hotels – small portion of hotel/motel,and family residential. I believe that if you go to our website and look at our industrial presentation...

<A – Denis Sheahan>: Also in our SEC filings.

<A – Christopher Oddleifson>: SEC filings, you see these pie charts, so it’s fairly well distributed, all within our markets that we know that we know who we are lending to. But maybe most relevant to your question is that over the last several months, we have taken a really, really good look at our commercial portfolio, looked at the commercial real estate portfolio and taken a look at the tenant structure, the roll rates, the underlying cap rates at origination, the current cap rates, the appraisal values and we have concluded that we are very, very comfortable with the integrity of that portfolio and that is reflected in our provisioning and charge-off estimates we talked about today.

<Q – Bernard Horn>: That’s excellent feedback. The second is a kind of a more esoteric question in the sense that you know the Fed has gone from being your regulator in a sense of banking – a banking regulator to its most difficult competitor, basically taking over the entire mortgage market. And it seems like that is almost forcing banks like – you’ve indicated you didn’t want to take on any fixed rate product, you may not want to anyway, but at least that low-risk product helps to moderate the risk of the other part of your loan portfolio and balance sheet. And I know you have been increasing the home equity portfolio, but it’s almost been offset by paydowns on the residential real estate portfolio. So it seems like banks generally are getting more and more risky as they get more into commercial and construction and other things, because they just can’t compete on that. Do you have any comment on that or how you might keep the riskiness of the portfolio or the balance sheet from getting too out of control or weighted toward that part of the market?

<A – Denis Sheahan>: Yes. Well, we’ve always had a significant commercial exposure. It’s been our history, we’re a commercial bank, that’s how we think. And I don’t want to mislead by saying that, we certainly do put residential real estate into our portfolio. We are just not enamored long-term fixed rate, it’s more about interest rate risk than anything else, but we do portfolio shorter-term fixed rate, if we can get 10, 15-year paper, we certainly would consider that. But your point is valid, the Fed is holding down mortgage rates, it does make it challenging in terms of finding an appropriate amount of portfolio product. We have been interested for some time in, at least, maintaining the size of our residential portfolio, if not growing it, but we’ve frankly been unable to do it. If you went back to a year ago, with the $600 million residential portfolio, we are down almost a $100 million since that point. So we do find it challenging.

<Q – Bernard Horn>: Okay. Thanks very much. Really helpful.

Operator: Our next question will come from David Darst from Guggenheim Securities. Please go ahead.

<Q – David Darst>: Good morning.

<A – Christopher Oddleifson>: Good morning.

<A – Denis Sheahan>: Good morning, David.

<Q – David Darst>: Chris, could you give us an update on your three-year strategy for the wealth management business and if you have any AUM goal that you would like to reach?

<A – Christopher Oddleifson>: Yes, we have goals that we aspire to, which I don’t want to probe on the phone. But I will say the wealth management is currently above the high watermarked pre prices at about 1.3 to 5 billion. About a third of that is in our large-cap core strategy, a third of that is in our fixed income and a third of that is in institutional mutual funds that are enabling our customers to have a diversified asset allocation. Our capabilities include, we have a very disciplined equity selection process, on the portfolio management side, we are led by and staffed by our investment professionals from the investment management industry, who joined us from name brand firms over the years. We also have the capability of a quantitative base that institutional mutual fund selection and composite portfolio construction.

So, we have a very, very good process here. Our primary channel right now is we have had extraordinary success in working with our branch network and our commercial lenders in bringing clients to the bank over and into the wealth management business. I have to say our first big sale was in late 2004 and that sale was to the branch network, showing them in fact that we had a well-valued product. Fast forward a number of years, we have many commercial lenders who themselves are invested in this business my biggest sell is that my mother has all of her assets that she depends on to live are being managed by this group.

So, we’ve really gotten a lot of momentum. We’ve gotten feedback from our peer groups that we’ve really sort of cracked the code in our ability to originate business through our primary banking channels. When we think about growing this business, we think there is a lot of potential on the institutional side. You may recall that we hired a team with a 10 year, a good 10-year track, an excellent 10-year track record in the mid-cap growth category. As capacity constrained, we’ve hired a third-party marketing firm that is doing a really good job that’s opening up doors that we couldn’t have opened up ourselves and the initial feedback is that there is a great deal of interest there. I love to say that one of the thing that’s unique about our model is that each high net worth individual not only gets a portfolio manager assigned to them, but they get a relationship manager. I will say first, most of our portfolio managers are BFAs and on their relationship managers, we have CFPs. they are traditionally trust fiduciary trained and certified. So, we have a value proposition in the marketplace that is actually quite unique. And we do win business when going up against some of the big brand names. In terms of our aspirations, I would like to see this business grow. When I think about growth, I think about billions over the next two years, although I don’t want to put a specific number against it.

<Q – David Darst>: Great. It sounds like it’s going to do well. Denis -

<A – Denis Sheahan>: Yes.

<Q – David Darst>: Are you implying that you could actually see some deposit fee income growth in the second half of the year with the opt-in program?

<A – Denis Sheahan>: David, it’s too early for us to say that. I think I’m uncertainly implying it is an opportunity looking forward, because we did not participate in, as I said earlier, overdraft either at point of sale or ATM. We are now going to be able to offer our customers that opportunity. If they so choose, then one might argue that yes, we could see an improvement in fee revenue, but it’s a little early to say for us. Some others have been out there much more aggressively than us in getting the opt-in program on board, for us, it’s a later Q3 event. So, we should hopefully begin to see the impact in Q4.

<Q – David Darst>: Okay, great. Thank you.

<A – Denis Sheahan>: Yes.

Operator: [Operator Instructions]

Christopher Oddleifson, President and Chief Executive Officer

Camiel, it sounds like we are out of questions.

Operator: Yes, we are, sir.

Christopher Oddleifson, President and Chief Executive Officer

Okay, well, everybody, thank you very much. Really appreciate your support and your interest and your good questions, and we look forward to talking with you again at the end of our third quarter. Have a good weekend. Thank you.

Denis K. Sheahan, Chief Financial Officer

Thanks. Bye.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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